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                                                                    EXHIBIT 99.2

                    CELLPOINT'S SWEDISH LISTING DRAWS NEAR--
                   DETAILED INFORMATION AVAILABLE ON WEBSITE

    STOCKHOLM, FEBRUARY 27, 2001--CellPoint Inc. (NASDAQ: CLPT,
WWW.CELLPOINT.COM), is currently expected to be quoted on the O-List Stockholm Stock Exchange beginning on March 15, 2001, and trading will begin the same day.

    Swedish Depository Receipts (SDR's) are the subject of the Company's secondary listing in Sweden, and the minimum trading block will be 100 SDR's. The Company's Common Stock will continue to be traded on the Nasdaq National Market.

    CellPoint is making available to its stockholders the opportunity to exchange their CellPoint shares for SDR's. The exchange of shares to SDR's will be free of charge through the end of March 2001. "We expect the majority of Swedish stockholders and some other European stockholders will choose this new alternative to trading on the Nasdaq National Market", said Peter Henricsson, Chairman and CEO of CellPoint Inc.

    Concurrent with the issuance of this Press Release, CellPoint is sending information to all of its stockholders regarding the SDR's and the procedures for the voluntary exchange of shares of Common Stock for SDR's. Beginning on February 28, 2001, the information will also be available on CellPoint's web site at www.cellpoint.com.

    CELLPOINT INC. (NASDAQ: CLPT, WWW.CELLPOINT.COM) is a US company with subsidiary operations in Sweden, Great Britain and South Africa delivering location and wireless telemetry services in cooperation with cellular operators worldwide. CellPoint's end-to-end cellular location technology offers a high-capacity solution for multi-vendor, unmodified GSM networks and uses standard GSM or WAP phones and standard Internet services. Several commercial applications are available for business and personal location services including Resource Manager-TM- for mobile resource management, iMate-TM- for location-sensitive information and Finder-TM-, an application for locating friends and family. Subsidiary Unwire's programmable telemetry terminal servers are also integrated with the CellPoint System Platform enabling a broad range of applications for wireless remote management and control.

FOR INFORMATION, PLEASE CONTACT:

CELLPOINT INC.: Lars Wadell, CFO, phone: +44 7788 713 607

E-MAIL: info@cellpoint.com WEB SITE: www.cellpoint.com

CellPoint-TM-, Finder-TM-, Resource Manager-TM-, iMate-TM- and CellPoint Systems-TM- are trademarks of CellPoint Inc. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties which may cause actual results to differ from those described.

                       COPYRIGHT -C- CELLPOINT INC. 2001